Exhibit 99.1

J. B. Hunt Transport Services, Inc.	Contact: Kirk Thompson
615 J.B. Hunt Corporate Drive	President and Chief
Lowell, Arkansas 72745	Executive Officer
(NASDAQ: JBHT)	(479) 820-8110

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

LOWELL, ARKANSAS, February 2, 2005 – J. B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced record annual net earnings of $180 million for 2004.  Diluted earnings per share for 2004 were $2.15, also a record. The previous record earnings were $95 million or $1.17 per diluted share reported for 2003.

Total operating revenue for the year was $2.8 billion, compared with $2.4 billion in 2003.  Operating income rose 67% from $186 million in 2003 to $310 million in 2004 on the 14% rise in revenues.    Earnings per share jumped 84% despite a 2% increase in average shares outstanding.  The overall operating ratio for the company improved 350 basis points to 88.9% compared to 92.4% in 2003.  The gain in profitability was most evident in the Truck segment operating ratio which improved 520 basis points to 88.9%, followed by Dedicated Contract Services (DCS) which improved 310 basis points to 90.2% and Intermodal which improved 210 basis points to 88.2%.

Fourth quarter 2004 net earnings were $53.4 million, or 64 cents per diluted share, compared with 2003 fourth quarter earnings of $26.5 million, or 32 cents per diluted share. As reported last year, net earnings for fourth quarter  2003 were reduced by $7.7 million, or nine cents per diluted share, after reversing expected non-cash tax benefits that had been recognized in the first three quarters of 2003.  As we have previously reported, the Internal Revenue Service (IRS) has proposed to disallow tax benefits associated with certain sale leaseback transactions.  This matter is still in dispute with the IRS.  Total operating revenue for fourth quarter 2004 was $770.8 million, compared with $640.7 million in 2003.

“Obviously we are pleased with 2004 financial results.  Even after impressive improvement in profitability over the last 4 years, the very competent transportation professionals that make up the J.B. Hunt Transport team were able to out-do the previous year.  Achieving an operating ratio of 88.9%, a full 350 basis point improvement over 2003, is a phenomenal feat and a tribute to the hard work and dedication of our employees.  They beat the prior year’s improvement of 310 basis points over 2002, and in so doing delivered the first sub-90 operating ratio for the company in over a decade.  Just as importantly, we further ingrained our SAFETY culture into the organization, achieving lower accident and injury costs than the previous year and maintaining our place at the top of the industry in safe operations.  It has been a very challenging environment for our customers over the last year as demand has outstripped supply for much of the year.  However, due to our size and diverse capabilities, we were able to help fill the capacity shortage for many of our customers while providing outstanding service.  We appreciate the cooperation and understanding our customers have demonstrated in this trying period.  Unfortunately there appears to be no end in sight for the shortage of qualified drivers and supply is likely to remain constrained for some time.  Our team will continue to offer safe, high quality service and multiple solutions across our network of Truck, Intermodal and Dedicated service offerings”, stated Kirk Thompson, President and Chief Executive Officer.

The Truck operating ratio was 88.3% for the current quarter, a 370 basis point improvement vs. the comparable period last year. This represents the fifteenth quarter in a row, relative to prior years, that the segment has shown improvement.  We continue to improve on our service levels as we further  expand  our systems and technology to enable our superior driving force and operating personnel to perform their work for our customers.  Safety continues to be at the top of our priorities and as a result of intense focus, we enjoyed another quarter of relatively low claims cost.  Empty miles were 11.2% vs. 10.3% for the fourth quarter a year ago. A significant amount of empty miles were incurred in the fourth quarter as customers agreed to pay for deadhead repositioning to meet customers equipment shortages in certain areas of the country.  The combination of steady demand and higher paid deadhead miles resulted in a continued increase in the rate per mile.  A new driver pay scale, implemented in September 2004, increased our driver pay and helped improve our driver supply.  Rate increases to our customers were put in place to offset the rise in driver pay and by the end of the quarter, the additional driver pay increase was recovered.  Still, driver availability remains tight with no sign of improvement for the foreseeable future.  We do not anticipate significant capacity additions in the truckload marketplace for the immediate future, primarily due to the difficulty in expanding the industry’s driver base.  The average number of trucks in the Truck segment was 5,359 for fourth quarter 2004 and 5,554 for fourth quarter 2003.

In the Intermodal segment, the operating ratio was 88.6% compared to 90.1% in the comparable 2003 quarter, an improvement of 150 basis points.  Intermodal revenue rose to $326 million from $255 million in fourth quarter 2003.  Revenue growth was driven by a volume increase of 9.6% and an increase in revenue per loaded mile of 7.9% over the comparable period.  The rate increases were driven, in part, by surcharges that were initiated at the beginning of the peak season for shipments originating on the west coast.   Cost increases occurred during the period as the company began to implement driver pay changes and absorbed rate increases from outside dray carriers.  Rail purchased transportation expense increased as a result of peak-season surcharges imposed by the railroads for loads originating on the west coast as well as other regularly scheduled rate reviews.  Driver productivity was flat with the same period a year ago and container utilization was approximately 4% below year ago levels.  As previously reported, the company continues to be engaged in an arbitration process with Burlington Northern Sante Fe Railroad to clarify certain terms of our Joint Service Agreement.  At this time we are unable to reasonably predict the outcome and, as such, no loss or gain contingency has been recorded.

The operating ratio for the DCS segment was 88.2% vs. 91.3% for fourth quarter 2003, a 310 basis point improvement over the same period a year ago.  Net revenue excluding fuel surcharge in the current quarter was up 14.3% compared to fourth quarter 2003.  The increase in revenue was driven by growth of 9.5% in the average number of tractors assigned to the segment and a 4.4% improvement in productivity.  Utilization for fourth quarter 2004 was down 1% vs. fourth quarter 2003, but was more than offset by an improvement in net revenue excluding fuel surcharge per loaded mile of 6.5%.  Operating income was a record $23.7 million for the quarter compared to $14.8 million for fourth quarter 2003.  Our commitment to safety was a major contributor to the improvement in operating income.  Combined casualty and workers compensation costs as a percent of net revenue excluding fuel surcharge was down 270 basis points.  The current shortage of available drivers has an impact on DCS operations, albeit to a lesser extent than our Truck segment.  DCS evaluates driver pay on an account by account basis and makes adjustments where necessary to maintain a stable driver base and continue to provide superior service.  We continue to be encouraged by market demand for locking in future capacity of high quality service at rates that offer an acceptable return on assets and necessary contractual commitments.  We will look for these growth opportunities to reposition existing assets, or to add assets, as justified by appropriate financial returns.  The average number of trucks in the unit was 5,026 for fourth quarter 2004 vs. 4,588 for fourth quarter 2003.

During the quarter, we paid off our remaining debt on the balance sheet and ended the year with $24 million in cash.  As previously announced, the Board of Directors has authorized a $100 million stock repurchase program and quadrupled the dividend to $.48 per share annually from $.12 per share annually.  We believe paying a dividend similar to the average yield of the companies that comprise the Standard & Poors 500 and repurchasing our stock as circumstances dictate, are the best uses of our cash currently.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2003. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2004		2003
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$770,805	100.0%	$640,746	100.0%

Operating expenses
Salaries, wages and employee benefits	217,794	28.3%	207,523	32.4%
Rents and purchased transportation	270,127	35.0%	215,172	33.6%
Fuel and fuel taxes	83,552	10.8%	57,525	9.0%
Depreciation and amortization	38,543	5.0%	37,215	5.8%
Operating supplies and expenses	31,612	4.1%	28,397	4.4%
Insurance and claims	11,409	1.5%	14,363	2.2%
Operating taxes and licenses	8,444	1.1%	8,605	1.3%
General and administrative expenses, net of gains	13,510	1.8%	8,538	1.3%
Communication and utilities	5,651	0.7%	5,648	0.9%
Total operating expenses	680,642	88.3%	582,986	91.0%
Operating income	90,163	11.7%	57,760	9.0%
Interest income	332	0.0%	1,171	0.2%
Interest expense	338	0.0%	3,251	0.5%
Equity in loss (earnings) of associated companies	440	0.1%	94	0.0%
Earnings before income taxes	89,717	11.6%	55,586	8.7%
Income taxes	36,335	4.7%	29,095	4.5%
Net earnings	$53,382	6.9%	$26,491	4.1%
Average basic shares outstanding	81,347		80,072
Basic earnings per share	$0.66		$0.33
Average diluted shares outstanding	84,016		82,947
Diluted earnings per share	$0.64		$0.32

	Twelve Months Ended December 31
	2004		2003
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$2,786,154	100.0%	$2,433,469	100.0%

Operating expenses
Salaries, wages and employee benefits	830,005	29.8%	791,778	32.5%
Rents and purchased transportation	932,133	33.5%	799,176	32.8%
Fuel and fuel taxes	288,562	10.4%	232,378	9.5%
Depreciation and amortization	149,776	5.4%	150,221	6.2%
Operating supplies and expenses	124,172	4.5%	119,339	4.9%
Insurance and claims	54,757	2.0%	63,500	2.6%
Operating taxes and licenses	35,020	1.3%	33,226	1.4%
General and administrative expenses, net of gains	38,460	1.4%	34,746	1.4%
Communication and utilities	23,046	0.8%	23,470	1.0%
Total operating expenses	2,475,931	88.9%	2,247,834	92.4%
Operating income	310,223	11.1%	185,635	7.6%
Interest income	1,888	0.1%	2,731	0.1%
Interest expense	7,362	0.3%	19,943	0.8%
Equity in loss (earnings) of associated companies	2,470	0.1%	694	0.0%
Earnings before income taxes	302,279	10.8%	167,729	6.9%
Income taxes	122,423	4.4%	72,270	3.0%
Net earnings	$179,856	6.5%	$95,459	3.9%
Average basic shares outstanding	80,771		79,400
Basic earnings per share	$2.23		$1.20
Average diluted shares outstanding	83,468		81,854
Diluted earnings per share	$2.15		$1.17

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended December 31
	2004	2003

Gross revenue

Truck	$247,545	$219,831
Intermodal	326,205	254,570
Dedicated	201,782	169,999
Subtotal	775,532	644,400
Intersegment eliminations	(4,727)	(3,654)
Consolidated revenue	$770,805	$640,746

Operating income (loss)

Truck	$28,961	$17,671
Intermodal	37,184	25,313
Dedicated	23,717	14,790
Other (1)	301	(14)
Operating income	$90,163	$57,760

	Twelve Months Ended December 31
	2004	2003

Gross revenue

Truck	$927,998	$841,055
Intermodal	1,115,144	936,252
Dedicated	759,623	671,194
Subtotal	2,802,766	2,448,501
Intersegment eliminations	(16,611)	(15,032)
Consolidated revenue	$2,786,154	$2,433,469

Operating income (loss)

Truck	$103,395	$49,288
Intermodal	131,067	91,153
Dedicated	74,659	45,248
Other (1)	1,102	(54)
Operating income	$310,223	$185,635

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended December 31
	2004	2003

Truck
Operating ratio	88.3%	92.0%
Loads	219,399	243,353
Net revenue (excl. FSC) per tractor per week*	$3,210	$2,940
Length of haul	553	530
RPLM (excl.FSC)	$1.750	$1.583
Loaded miles (000)	124,246	131,073
Total miles (000)	139,976	146,149
Empty miles %	11.2%	10.3%
Average tractors during the period	5,359	5,554
Tractors (end of period)
Company owned	4,280	4,429
Independent contractor	1,113	994
Total tractors	5,393	5,423
Trailers (end of period)	19,994	20,044
Average effective trailing equipment usage	14,740	15,036

Intermodal
Operating ratio	88.6%	90.1%
Loads	155,441	141,891
Net change in revenue per loaded mile (excl. FSC)	7.9%	0.4%
Revenue per load (excl. FSC)	$1,922	$1,732
Tractors (end of period)	1,192	1,047
Containers (end of period)	22,210	20,879
Average effective trailing equipment usage	21,962	20,499

Dedicated
Operating ratio	88.2%	91.3%
Loads	332,673	334,142
Net revenue (excl. FSC & purch. trans.) per tractor per week*	$2,864	$2,744
Average tractors during the period**	5,026	4,588
Tractors (end of period)
Company owned	4,679	4,456
Independent contractor	188	—
Customer owned (DCS Operated)	178	152
Total tractors	5,045	4,608
Trailers (end of period)	6,113	5,824
Average effective trailing equipment usage	11,459	11,384

* Using weighted work days

** Includes company owned, independent contractor, and customer owned tractors

	Twelve Months Ended December 31
	2004	2003

Truck
Operating ratio	88.9%	94.1%
Loads	917,036	956,807
Net revenue (excl. FSC) per tractor per week*	$2,999	$2,739
Length of haul	540	534
RPLM (excl FSC)	$1.654	$1.526
Loaded miles (000)	504,714	518,940
Total miles (000)	562,920	576,599
Empty miles %	10.3%	10.0%
Average tractors during the period	5,420	5,592
Tractors (end of period)
Company owned	4,280	4,429
Independent contractor	1,113	994
Total tractors	5,393	5,423
Trailers (end of period)	19,994	20,044
Average effective trailing equipment usage	14,852	14,979

Intermodal
Operating ratio	88.2%	90.3%
Loads	581,849	527,404
Net change in revenue per loaded mile (excl. FSC)	3.4%	0.7%
Revenue per load (excl. FSC)	1,797	1,712
Tractors (end of period)	1,192	1,047
Containers (end of period)	22,210	20,879
Average effective trailing equipment usage	21,409	19,719

Dedicated
Operating ratio	90.2%	93.3%
Loads	1,342,396	1,350,457
Net revenue (excl. FSC & purch. trans.) per tractor per week*	$2,791	$2,632
Average tractors during the period**	4,891	4,669
Tractors (end of period)
Company owned	4,679	4,456
Independent contractor	188	—
Customer owned (DCS Operated)	178	152
Total tractors	5,045	4,608
Trailers (end of period)	6,113	5,824
Average effective trailing equipment usage	11,237	11,448

* Using weighted work days

** Includes company owned, independent contractor, and customer owned tractors

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$23,838	$58,112
Accounts receivable	289,146	256,032
Income tax receivable	19,418	—
Prepaid expenses and other	131,640	114,843
Total current assets	464,042	428,987

Property and equipment	1,450,023	1,345,521
Less accumulated depreciation	438,644	460,556
Net property and equipment	1,011,379	884,965

Other assets	16,285	42,220
	$1,491,706	$1,356,172

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$104,933
Current installments of obligations under capital leases	—	66,844
Trade accounts payable	180,018	158,886
Claims accruals	18,535	16,876
Accrued payroll	73,750	51,235
Other accrued expenses	10,504	12,478
Deferred income taxes	25,414	23,499
Total current liabilities	308,221	434,751

Claims accruals and other liabilities	6,694	4,291
Deferred income taxes	282,241	213,994
Stockholders’ equity	894,550	703,136
	$1,491,706	$1,356,172

Supplemental Data

(unaudited)

	December 31, 2004	December 31, 2003

Actual basic shares outstanding at end of period (000)	81,393	80,110

Actual book value at end of period	$10.99	$8.78